EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 26, 2008, with respect to the balance sheets of 1st Security Bank of Washington as of December 31, 2007 and 2006, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the years then ended, which is included in the Registration Statement (Form S-1) of 1st Security Bancorp and related Prospectus for the registration of between 1,955,000 and 3,041,750 shares of common stock.

Bellingham, Washington
November 14, 2008